SXC Health Solutions Corp.

Exhibit 99.1
SXC HEALTH SOLUTIONS ANNOUNCES SECOND
QUARTER FINANCIAL RESULTS
SXC posts record results and revises guidance upward

Lisle, Illinois, August 4, 2011 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of technology and pharmacy benefit management (“PBM”) services, announces its financial results for the three-month and six-month periods ended June 30, 2011.

Q2 2011 Highlights

•	Revenue grew 153% on a year over year basis to $1.2 billion, compared to $479.4 million in Q2 2010

•	Gross profit was $74.2 million, compared to $53.7 million in Q2 2010

•	Adjusted EBITDA¹ increased 32% to $41.4 million, compared to $31.5 million in Q2 2010

•	GAAP net income increased to $21.6 million, or $0.34 per share (fully-diluted), compared to $17.1 million, or $0.27 per share (fully-diluted), in Q2 2010

•	Non-GAAP adjusted earnings per share¹ (fully-diluted), which excludes amortization of intangible assets, increased 31% to $0.38, compared to $0.29 in Q2 2010

•	Adjusted prescription claim volume¹ for the PBM segment was 22.8 million, compared to 11.8 million in Q2 2010

•	Transaction processing volume for the Health Care Information Technology (“HCIT”) segment was

•	98.1 million, compared to 99.6 million in Q2 2010

•	Generic dispense rate increased to 78% compared to 74% in Q2 2010

•	Successfully converted an HCIT client to PBM services in the quarter

•	Announced a three-year HCIT service contract with HealthPlus of Michigan serving 215,000 members

•	Announced expanded relationship with HealthSpring Inc., to add approximately $1 billion in annual drug spend from its Bravo Health acquisition effective January 1, 2012

•	Announced a five-year sub-contract from HP Enterprise Services to provide PBM services to the State of Nevada's 180,000 Medicaid members

•	Announced a three-year HCIT service contract with Health Alliance Plan of Michigan, serving 500,000 members

•	Completed the acquisition of MedMetrics Health Partners, Inc. (“MedMetrics”), a full-service PBM and previously a client of SXC

•	Subsequent to quarter end announced the acquisition of PTRX, Inc. and SaveDirectRx,Inc., both previously a client of SXC.

“We continued to show strong revenue, adjusted EBITDA and gross profit growth during Q2 with the ramp up of the Optima account and the HealthSpring contract in full swing,” said Mark Thierer, Chairman, CEO and President of SXC. “As we increase our scale and enhance our services through organic and acquisitive growth, our opportunity to compete for new business is only getting better. We are right in the middle of the selling season and we have already exceeded our plan for new wins this year. We are also continually identifying opportunities to expand our flexible and customized programs with existing clients through our mail and specialty pull-through strategies and our industry leading generic utilization.”

SXC Health Solutions Corp.

Financial Review
Revenue and gross profit segmented by PBM and HCIT:
SXC evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments to the consolidated financial statements for the three and six months ended June 30, 2011 and 2010 are as follows:
Three Months Ended June 30,
(in thousands)

	PBM		HCIT		Consolidated
	2011	2010	2011	2010	2011	2010
Revenue	$1,182,856	$451,295	$29,183	$28,151	$1,212,039	$479,446
Cost of revenue	1,122,501	412,681	15,335	13,026	1,137,836	425,707
Gross profit	$60,355	$38,614	$13,848	$15,125	$74,203	$53,739
Gross profit %	5.1%	8.6%	47.5%	53.7%	6.1%	11.2%
Six Months Ended June 30,
(in thousands)

	PBM		HCIT		Consolidated
	2011	2010	2011	2010	2011	2010
Revenue	$2,254,778	$878,797	$54,911	$52,797	$2,309,689	$931,594
Cost of revenue	2,142,689	801,847	29,221	25,780	2,171,910	827,627
Gross profit	$112,089	$76,950	$25,690	$27,017	$137,779	$103,967
Gross profit %	5.0%	8.8%	46.8%	51.2%	6.0%	11.2%

Revenue
Q2 2011 PBM revenue was $1.2 billion, compared to $451.3 million for Q2 2010. PBM revenue for the year to date (YTD) period was $2.3 billion, compared to $878.8 million in the prior year period. The increase in revenue on a year over year basis is primarily due to new customer starts, including HealthSpring on January 1, 2011 and Optima on April 1, 2011, as well as revenues generated from the acquisition of MedfusionRx.

Q2 2011 HCIT revenue was $29.2 million, compared to $28.2 million for Q2 2010. For the YTD period, HCIT revenue was $54.9 million, compared to $52.8 million in the prior year period. In Q2 2011, the Company experienced an increase in revenue earned from professional services and the sale of a new software license to an existing customer.

Gross Profit
Consolidated gross profit for Q2 2011 was $74.2 million, an increase of $20.5 million compared to $53.7 million in Q2 2010. For the YTD period, consolidated gross profit was $137.8 million, an increase of $33.8 million compared to $104.0 million in the prior year period. The increase in consolidated gross profit was due primarily to incremental PBM revenues generated from new customers and MedfusionRx activity, as compared to the same period in 2010. Gross margin as a percentage of revenue was 6.1% for Q2 2011, compared to 11.2% in Q2 2010 due to new business wins carrying a lower gross profit percentage than the historical rates for the PBM segment.

SXC Health Solutions Corp.

Product Development Costs
Product development costs increased to $3.7 million in Q2 2011, compared to $3.0 million in Q2 2010. Product development costs for the YTD period were $7.0 million, compared to $6.1 million in the prior period. Product development continues to be a key focus of the Company as it pursues the enhancement of existing products, as well as the development of new offerings, to support its market expansion.

Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q2 2011 were $32.2 million, compared to $21.5 million in Q2 2010. SG&A costs for the YTD period were $59.7 million, compared to $42.8 million in the prior year period. The change in SG&A costs was due to additional resources to support the Company's organic growth, increased stock-based compensation and additional operating and transaction costs related to MedfusionRx and MedMetrics.

Adjusted EBITDA¹
Q2 2011 adjusted EBITDA increased 32% to $41.4 million, compared to $31.5 million in Q2 2010. Adjusted EBITDA for the YTD period was $76.6 million, compared to $59.2 million in the prior year period. The growth in adjusted EBITDA was due primarily to new contract wins, the addition of MedfusionRx and MedMetrics, HCIT-to-PBM customer conversions, and improved purchasing efficiencies on prescription drugs.

Net Income
The Company reported Q2 2011 net income of $21.6 million, or $0.34 per share (fully-diluted), compared to $17.1 million, or $0.27 per share (fully-diluted), in Q2 2010. Net income for the YTD period was $39.8 million, or $0.63 per share (fully-diluted), compared to net income in the prior year period of $31.9 million, or $0.51 per share (fully-diluted).

Cash from Operations
In Q2 2011, the Company used $1.4 million of cash from operations, compared to $39.5 million generated in cash from operations during Q2 2010. For the YTD period, SXC used cash from operations of $0.6 million, compared to generating $36.8 million in the prior period. The Company's cash flows were impacted by the timing of pharmacy benefit claim payments and rebate payments received. Over the course of the year these timing issues are expected to normalize and SXC expects to continue to generate strong cash flow growth on a year-over-year basis.

At June 30, 2011 and December 31, 2010, SXC had cash and cash equivalents totalling $319.7 million and $321.3 million, respectively. Subsequent to the quarter the Company announced an acquisition that will utilize $77 million when the transaction closes, which is expected in Q4 2011. The Company believes that its cash on hand, together with cash generated from operating activities will be sufficient to support planned operations for the foreseeable future.

2011 Full Year Financial Guidance
With today's announcement, SXC is revising upward certain of its 2011 full year financial targets. The revised targets, do not take into account the recently announced acquisition of PTRX and SaveDirectRx, as it has not yet closed:

SXC Health Solutions Corp.

▪	Revenue of $4.6 to $4.7 billion, versus prior estimate of $4.3 to $4.5 billion

▪	Adjusted EBITDA[1] of $168 to $172 million, versus prior estimate of $165 to $171 million

▪	GAAP EPS (fully-diluted) of $1.43 to $1.47, versus prior estimate of $1.40 to $1.47

▪	Adjusted EPS[1] (fully-diluted) of $1.58 to $1.62 versus prior estimate of $1.55 to $1.62 (excluding amortization of intangible assets).

Notice of Conference Call
SXC will host a conference call on Thursday, August 4, 2011, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman, CEO and President, and Jeff Park, EVP and CFO will co-chair the call. All interested parties can join the call by dialing 1-888-231-8191 or 647-427-7450. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, August 11, 2011 at midnight. To access the archived conference call, please dial 1-800-642-1687 or 416-849-0833 and enter the reservation code 80900638.

A live audio webcast of the conference call will be available at www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC's management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted EPS and adjusted EBITDA, which are non-GAAP financial measures. SXC's management believes that these two measures provide useful supplemental information regarding the performance of SXC's business operations.

Adjusted EPS adds back the impact of all amortization of intangible assets, net of tax. Amortization of intangible assets arises from the acquisition of intangible assets in connection with the Company's business acquisitions. SXC excludes amortization of intangible assets from non-GAAP adjusted EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to net interest income (expense), income taxes, depreciation, amortization and stock-based compensation expenses. Management believes it is useful to exclude depreciation, amortization and net interest income (expense) as these are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is a non-cash expense.

The 2011 full year guidance of adjusted EBITDA was computed by taking the Company's estimated 2011 earnings before interest, taxes, depreciation and amortization as well as estimated stock-based compensation expense of approximately $8 to $9 million. Adjusted EPS was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all amortization of intangible assets totaling approximately $15 million (net of an estimated 34% tax rate).

Adjusted prescription claim volume equals SXC's Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that adjusted EPS, adjusted EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information

SXC Health Solutions Corp.

internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of adjusted EPS and adjusted EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies. Reconciliations of adjusted EBITDA to net income and GAAP EPS (diluted) to adjusted EPS (diluted) are shown below:

Adjusted EBITDA	For the Three Months Ended		For the Six Months Ended
(in thousands)	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net Income (GAAP)	$21,565	$17,145	$39,836	$31,937
Add:
Amortization of Intangible Assets	3,667	1,978	7,226	3,973

Depreciation of Property & Equipment	2,251	2,146	4,580	4,235

Stock-Based Compensation	2,419	1,617	4,102	2,881

Interest (Income)	(93)	(175)	(260)	(324)

Interest Expense and Other Expense, Net	677	378	1,130	971

Income Tax Expense	10,910	8,369	19,978	15,505

Adjusted EBITDA	$41,396	$31,458	$76,592	$59,178

Adjusted EPS Reconciliation
(in thousands, except per share data)
	For the Three Months Ended June 30,				For the Six Months Ended June 30,

	2011		2010		2011		2010

	Operational Results	Per Share	Operational Results	Per Share	Operational Results	Per Share	Operational Results	Per Share

Net Income (GAAP)	$21,565	$0.34	$17,145	$0.27	$39,836	$0.63	$31,937	$0.51

Amortization of Intangible Assets	3,667	0.06	1,978	0.03	7,226	0.11	3,973	0.06

Tax Effect of Reconciling Item	(1,232)	(0.02)	(649)	(0.01)	(2,413)	(0.04)	(1,299)	(0.02)

Non-GAAP Net-Income	$24,000	$0.38	$18,474	$0.29	$44,649	$0.70	$34,611	$0.55

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company's product offerings and solutions combine a wide range of PBM services and software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as health plans, employers, federal, provincial, and, state and local governments, pharmacy benefit managers, retail pharmacy chains and other healthcare intermediaries.

SXC Health Solutions Corp.

SXC is headquartered in Lisle, Illinois with multiple locations in the U.S. and Canada. For more information please visit www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute "forward-looking statements" within the meaning of applicable securities laws.  Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.  Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our 2010 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Certain of the assumptions made in preparing forward-looking information and management's expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:

Tony Perkins	Susan Noonan	Dave Mason
Investor Relations	Investor Relations - U.S.	Investor Relations - Canada
SXC Health Solutions Corp.	S.A. Noonan Communications	The Equicom Group Inc.
Tel: (630) 577-4871	(212) 966-3650	(416) 815-0700 ext. 237
tony.perkins@sxc.com	susan@sanoonan.com	dmason@equicomgroup.com

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$319,707	$321,284
Restricted cash	14,962	13,790
Accounts receivable, net of allowance for doubtful accounts of $3,178 (2010 — $3,553)	227,064	122,175
Rebates receivable	37,456	34,249
Prepaid expenses and other assets	7,887	4,888
Inventory	12,223	8,736
Income tax recoverable	2642	5,285
Deferred income taxes	5,475	6,647
Total current assets	627,416	517,054
Property and equipment, net of accumulated depreciation of $38,393 (2010 — $35,861)	18,403	20,896
Goodwill	229,764	220,597
Other intangible assets, net of accumulated amortization of $38,913 (2010 — $31,687)	53,556	56,282
Deferred income taxes	501	665
Other assets	2,445	1,296
Total assets	$932,085	$816,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,531	$30,930
Customer deposits	15,231	15,376
Salaries and wages payable	9,861	12,833
Accrued liabilities	18,103	21,652
Pharmacy benefit management rebates payable	56,338	61,364
Pharmacy benefit claims payable	144,928	84,599
Deferred revenue	12,999	11,177
Total current liabilities	295,991	237,931
Deferred income taxes	14,656	15,111
Other liabilities	10,119	10,492
Total liabilities	320,766	263,534
Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 62,261,565 shares issued and outstanding at June 30, 2011 (December 31, 2010 — 61,602,997 shares)	392,981	381,736
Additional paid-in capital	31,955	24,973
Retained earnings	186,383	146,547
Total shareholders’ equity	611,319	553,256
Total liabilities and shareholders’ equity	$932,085	$816,790

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue:
PBM	$1,182,856	$451,295	$2,254,778	$878,797
HCIT	29,183	28,151	54,911	52,797
Total revenue	1,212,039	479,446	2,309,689	931,594
Cost of revenue:
PBM	1,122,501	412,681	2,142,689	801,847
HCIT	15,335	13,026	29,221	25,780
Total cost of revenue	1,137,836	425,707	2,171,910	827,627
Gross profit	74,203	53,739	137,779	103,967
Expenses:
Product development costs	3,666	3,021	7,026	6,094
Selling, general and administrative	32,229	21,486	59,668	42,792
Depreciation of property and equipment	1,582	1,537	3,175	3,019
Amortization of intangible assets	3,667	1,978	7,226	3,973
	41,144	28,022	77,095	55,878
Operating income	33,059	25,717	60,684	48,089
Interest income	(93)	(175)	(260)	(324)
Interest expense and other expense, net	677	378	1,130	971
Income before income taxes	32,475	25,514	59,814	47,442
Income tax expense:
Current	11,687	7,209	20,297	12,738
Deferred	(777)	1,160	(319)	2,767
	10,910	8,369	19,978	15,505
Net income	$21,565	$17,145	$39,836	$31,937
Earnings per share:
Basic	$0.35	$0.28	$0.64	$0.53
Diluted	$0.34	$0.27	$0.63	$0.51
Weighted average number of shares used in computing earnings per share:
Basic	62,074,246	60,692,932	61,938,392	60,441,364
Diluted	63,768,457	62,778,034	63,649,369	62,401,408

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$21,565	$17,145	$39,836	$31,937
Items not involving cash:
Stock-based compensation	2,419	1,617	4,102	2,881
Depreciation of property and equipment	2,251	2,146	4,580	4,235
Amortization of intangible assets	3,667	1,978	7,226	3,973
Deferred lease inducements and rent	(125)	(117)	(247)	(238)
Deferred income taxes	(778)	1,160	(319)	2,767
Tax benefit on stock-based compensation plans	(5,696)	(1,506)	(9,019)	(5,588)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(24,879)	4,664	(103,044)	(6,624)
Rebates receivable	(723)	(2,801)	(401)	(17,301)
Restricted cash	(1,160)	(16)	(1,172)	(152)
Prepaid expenses and other assets	(2,162)	(1,412)	(2,939)	(1,571)
Inventory	(1,304)	11	(3,487)	(1,122)
Income tax recoverable	4,643	3,462	12,862	7,108
Accounts payable	(209)	698	6,320	(1,685)
Accrued liabilities	(95)	38	(7,879)	(10,696)
Pharmacy benefit claim payments payable	7,609	8,909	60,329	11,246
Pharmacy benefit management rebates payable	(7,672)	967	(7,832)	12,964
Deferred revenue	1,293	1,719	1,815	3,107
Customer deposits	(86)	(111)	(145)	540
Other	66	917	(1,183)	1,020
Net cash (used) provided by operating activities	(1,376)	39,468	(597)	36,801
Cash flows from investing activities:
Acquisitions, net of cash acquired	(12,985)	—	(12,985)	—
Purchases of property and equipment	(898)	(2,556)	(2,095)	(3,526)
Proceeds from sales of short term investments	—	—	—	6,828
Purchases of short term investments	—	—	—	(2,208)
Net cash (used) provided by investing activities	(13,883)	(2,556)	(15,080)	1,094
Cash flows from financing activities:
Tax benefit on stock-based compensation plans	3,348	960	9,019	5,588
Proceeds from exercise of options	5,696	1,506	5,106	4,727
Net cash provided by financing activities	9,044	2,466	14,125	10,315
Effect of foreign exchange on cash balances	(7)	5	(25)	44
Increase (decrease) in cash and cash equivalents	(6,222)	39,383	(1,577)	48,254
Cash and cash equivalents, beginning of period	325,929	313,241	321,284	304,370
Cash and cash equivalents, end of period	$319,707	$352,624	$319,707	$352,624